EXHIBIT 21

                          LIST OF SUBSIDIARY COMPANIES

Unilabs Group Limited (BVI) - 38%
Unilabs SA (Swiss) - 48%

Institut Bio-Analytique Medical SA (Swiss) - 100% Unilabs Medizin. Labor. AG (Swiss) - 100% Laboratorie Riotton SA (Swiss) - 100% Enzym-Labor Dr. H. Weber AG (Swiss) - 100% Diagnostica, Lab. AG (Swiss) - 100% SQ-Lab Aerztelabor AG (Swiss)
- 100% Medizin. Labor Baden AG (Swiss) - 100% Medizin.Labor Dr. H.R. Ebersold AG (Swiss) - 100% Laboratoire Medical Pierre-Alain Gras SA (Swiss) - 100% Laboratoire Riotton SR SA (Swiss) - 100% Vivagen Diagnostics AG (Swiss) - 100% Biomedical SA (Swiss) - 100% Biomedilab-Microbion (Swiss) - 100% Exabio (Swiss)
- 100% Gespower New Technologies SA (Swiss) - 55% Gespower (Belgium) SA - 55% Praxilab Gem. Prakt. Aerzte AG (Swiss) - 65% Brunnhof Institut fur Pathologie und medizinische Analytik (Swiss) - 100% Istituto Medico Di Torino SpA (Italy) - 100% Medil Srl (Italy) - 81% United Laboratories Espa"a SA (Spain) - 92% Unilabs Management Company Limited (Gibraltar) - 100% Unilabs International Limited
(BVI) Unimed Laboratories (Russia) - 50% Swisslab N.V. (Netherlands Antilles) - 61.5% Swisslab B.V. (Netherlands) - 61.5% Buyuk Swisslab Laboratuari (Turkey) - 43.1% Uni Clinical Laboratories UCL Engineering SA (Swiss) - 100%